Exhibit 6
                                                                       ---------

                                    AGREEMENT

         This Agreement (the "Agreement") is made and entered into as of the 22nd day of May, 1997, by and between The Krupp Corporation ("Krupp"), a Massachusetts corporation with a principal place of business at 470 Atlantic Avenue, Boston, Massachusetts 02210, and Gramercy Park Investments, LP ("Gramercy"), a Delaware limited partnership wit:h a principal place of business at 400 Madison Avenue, Suite 804, New York, New York, 10017.

                                   WITNESSETH:

         WHEREAS, Gramercy is engaged in the business of investing in, among other things, real estate limited partnerships;

         WHEREAS, Krupp and certain of its Affiliates (as defined in Section 12) sponsored and are engaged in the business of managing, among other things, the funds listed on Schedules I and II hereto and other funds (individually a "Krupp Fund" and collectively, the "Krupp Funds");

         WHEREAS, Gramercy has sought to obtain from Krupp lists of the Investors in certain of the Krupp Funds for the stated purpose of contacting such investors in order to attempt to acquire their units in the Krupp Funds;

         WHEREAS, Krupp has refused to provide lists of the investors to Gramercy, alleging that. they are not entitled to obtain such lists;

         WHEREAS, Gramercy instituted suit in the Superior Court Department of the Trial Court for Suffolk County, Massachusetts captioned Gramercy Park Investments LP, v. The Krupp Realty Fund, Ltd. - III, et al. Docket No 97-1612 (the "Litigation") seeking, among other things, declaratory and injunctive relief and money damages against Krupp, certain of the Krupp Funds, and certain general partners of the Krupp Funds; and

         WHEREAS, the parties have conferred through their respective counsel and are desirous of resolving and settling the dispute between them and the Litigation, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Delivery of Lists: From time to time during the twelve month period commencing on the date hereof and expiring on the first anniversary date of this Agreement, Krupp will, upon written request from Gramercy, deliver to Gramercy or its designee within 10 business days of receipt of such written request, current or updated lists of investors (including the names of beneficial owners of retirement accounts) in any Krupp Fund listed on Schedule I or Schedule II, in which Gramercy or an Affiliate of Gramercy is a limited partner, unitholder, shareholder or otherwise an equity investor (as the case may be) provided such request includes an undertaking by Gramercy to pay the cost of reproducing and delivering such list within ten business days after receipt of such lists. The lists will be sorted alphabetically and delivered in both paper format and on 3.5" IBM Compatible computer diskette in ASCII comma delimited format.

         2. Payment for Lists: Gramercy will pay Krupp $300 for each list provided pursuant to section 1, representing the estimated cost of reproducing and delivering each such list.

         3. Restrictions On Activities: For a period commencing on the date hereof and continuing for 60 months with respect to those Krupp Funds listed on
Schedule I and 120 months with respect to those Krupp Funds listed on Schedule II from the last date an investor list in a Krupp Fund is delivered to Gramercy in response to Gramercy's request, Gramercy and its Affiliates shall not, without the prior written consent of Krupp, which may be granted or withheld in Krupp's sole and exclusive discretion and for any reason, or no reason:

                  (i) in any manner acquire, attempt to acquire, or make a proposal to acquire, directly or indirectly, more that 5% of the voting securities of any Krupp Fund (except with respect to the Krupp Funds listed on Schedule I insofar as Gramercy and its Affiliates are permitted under Section 24(d)(8)(A) of the Securities Exchange Act of 1934 to make a tender offer for up to 2% of such securities during a 12-month period, to which Gramercy contends the provisions of Section 14(d) do not otherwise apply, provided further that in no event shall Gramercy and its Affiliates acquire, attempt to acquire, or make a proposal to acquire, directly or indirectly, more than 10% of the voting Securities of any Krupp Fund listed on Schedule I);

                  (ii) vote its interest in any Krupp Fund on any issue other than in proportion to the votes of all other interest holders who vote on such issue;

                  (iii) propose, or propose to enter into, directly or indirectly, any merger consolidation, business combination, sale or acquisition of assets, liquidation or other similar transaction involving any Krupp Fund;

                  (iv) form, join or otherwise participate in a "group" within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of any Krupp Fund; provided, however, that Gramercy and its Affiliates shall not be deemed to be acting in a "group" in violation of this Section 3(iv) solely by virtue of their voting their interest in compliance with Section 3(ii) of this Agreement;

                  (v) make or participate in any way, directly or indirectly, in any solicitation of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission to vote, or seek to advise or influence any person with respect to the voting of any voting securities of any Krupp Fund;

                  (vi) sell, transfer or assign any interests in any Krupp Fund to any person or entity not bound by the terms and conditions of this Agreement (except that with respect to the Krupp Funds listed on Schedule I this provision is limited to a period of 30 months);

                  (vii) disclose any intention, plan or arrangement relating to any Krupp Fund which is inconsistent with the terms of this Agreement; or

                  (viii) loan money to, advise, assist or encourage any person in connection with any of the actions restricted or prohibited by this Agreement with respect to any Krupp Fund.

                  Notwithstanding anything contained in Section 3(vi) of this Agreement to the contrary, Gramercy or its Affiliates shall not be prohibited from selling, transferring or assigning:

                  (a) during any consecutive six-month period, an amount of voting securities or other interests in any Krupp Fund which does not exceed two percent of the outstanding voting securities or other interests in any such Krupp Fund; and

                  (b) following the announcement of any proposed capital transaction involving a sale or transfer of some or all of the assets or interests of a Krupp Fund to any affiliate of Krupp, any amount of voting securities or other interest in such Krupp Fund owned by Gramercy provided in the case of either (a) or (b) that the purpose of such sales, transfers or assignments is not to evade or circumvent the general intent of this Agreement and provided further that such sale of transfers or assignments do not have the effect of evading or circumventing the general intent of this Agreement. Krupp covenants and agrees to provide notice to Gramercy of any proposed transaction contemporaneously with the public announcement of such transaction.

         4. Use of Lists, Prohibition on Furnishing to Others: Subject to compliance with Section 3 of this Agreement, any investor list obtained by Gramercy or any Affiliate of Gramercy relative to any Krupp Fund will be utilized only for the purpose of contacting investors to (i) inquire as to whether they wish to sell their units in such Krupp Fund to Gramercy or any Affiliate of Gramercy; or (ii) to state its recommendations and reasons therefor with respect to any proposal submitted to the investors in such Krupp Fund by a person or entity other than Gramercy and its Affiliates, and for no other purpose. The lists will not be furnished by Gramercy or any Affiliate of Gramercy to any other person or entity (other than agents and representatives of and advisors to Gramercy and its Affiliates) without the consent of Krupp. Gramercy covenants and agrees that it will not telephone or otherwise directly contact any investor in any Krupp Fund listed on Schedule II, except by mail, unless any such investor first initiates contact with Gramercy.

         5. Compliance with Securities Laws: Gramercy acknowledges its obligations under the securities laws and the Rules of the Securities and Exchange Commission.

         6. Provision of Copies of All Communications: Gramercy covenants and agrees that it will deliver to Krupp, at least five days before mailing or otherwise disseminating to investors in any Krupp Fund any communication to be given to one or more investors in any Krupp Fund by or on behalf of Gramercy or any Affiliate of Gramercy. Krupp covenants and agrees that it will not mail any communication to such Investors until the seventh business day after delivery of such materials to it by Gramercy, unless such materials were sent by Gramercy pursuant to clause (ii) of Section 4 of this Agreement, in which case Krupp will not mail any communication to such investors until the fifth business day after delivery of such materials to it by Gramercy.

         7. Fiduciary Duties of Krupp; Safe Harbor Provision, Protection of Partnership Status: Gramercy acknowledges that:

                  (a) Krupp and its Affiliates have significant fiduciary obligations to the investors in the Krupp Funds, and has stated that it is entering into this Agreement, among other reasons, to fulfill those fiduciary obligations;

                  (b) Krupp and its Affiliates believe that they may need to take certain further action to meet its fiduciary obligations, including, without limitation, suspending the acceptance of transfer paperwork in one or more Krupp Funds in order to (i) avoid the termination of such Krupp Fund's status as a partnership under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) avoid the treatment of such Krupp Fund as a "publicly traded partnership" under the code; or (iii) prevent such Krupp Fund from following outside any so-called "safe harbor" provision relating to taxation or tax status, including provisions relating to publicly traded partnerships; and

                  (c) The suspension of the acceptance of transfer paperwork by Krupp or its Affiliates would mean that notwithstanding the presentment of valid transfer paperwork and the terms of this Agreement, transfers requested by Gramercy or an Affiliate of Gramercy would not be processed or reflected on the books and records of the applicable Krupp Fund.

         8. Form of Transfer Agreements: Krupp acknowledges that:

                  (a) the form of transfer agreement attached as Exhibit A, if fully and properly completed, is sufficient to satisfy the transfer paperwork requirements of the Krupp Funds in connection with the acquisition of units or shares by Gramercy and its Affiliates;

                  (b) it will honor the form of power of attorney contained in the transfer agreement attached as Exhibit A; and,

                  (c) the form of transfer agreement attached as Exhibit 8, if fully and properly completed, is sufficient to satisfy the transfer paperwork requirements of the Krupp Funds in connection with the sale of units or shares by Gramercy and its Affiliates.

         9. Dismissal of the Litigation: The parties, by and through counsel, shall within 15 days from the date of this Agreement file a stipulation of Dismissal with prejudice and take all other steps necessary to cause the Litigation to be dismissed with prejudice, with each side to bear its own costs.

         10. Release: For and in consideration of the agreements herein made, Gramercy does hereby remise, release and acquit Krupp and all of its Affiliates, predecessors, successors and assigns and each of the respective Affiliates, predecessors, successors and assigns of the foregoing from and against any and all claims, damages, costs, expenses, actions and causes of action which Gramercy or any Affiliate of Gramercy (including their respective Affiliates, predecessors, successors and assigns) had in the past, now has, or may in the future have arising from the failure or related to the failure to produce an investor list of any Krupp Fund, including those claims which were or could have been asserted in the Litigation, except for such a failure or refusal in violation of the provisions of this Agreement.

         11. Notices: Any and all notices required or permitted hereunder shall be in writing and shall be deemed given or served, as the case may be, upon actual delivery to the parties at the following addresses:

     If to Gramercy:          Bryan E. Gordon
                              Gramercy Park Investments, LP
                              555 Fifth Avenue-9th Floor
                              New York, New York 10017

          with a copy to:     Lawrence P. Kolker, Esq.
                              Wolf, Haldenstein Adler
                              Freeman & Herz LLP
                              270 Madison Avenue
                              New York, New York 10016

     If to Krupp:             The Krupp Corporation
                              470 Atlantic Avenue
                              Boston, Massachusetts 02210
                              Attention: Laurence Gerber

          with a copy to:     Scott D. Spelfogel, Esq.
                              Senior Vice President and
                              General Counsel
                              The Berkshire Group
                              470 Atlantic Avenue
                              Boston, Massachusetts 02210

         12. Affiliates: For purposes of this Agreement, the term "Affiliate" shall mean with respect to any person or entity, (i) any other person or entity which controls, is controlled by or is under control with such person or entity
(ii) the officers, directors and partners of such entity, and (iii) the immediate family members of such person or of any person described in clause (i) or (ii).

         13. No Admissions; Confidentiality: The parties agree that this Agreement is being entered into solely to settle a dispute between them, and nothing herein shall be deemed to constitute an admission or liability on the part of Krupp, all such liability being expressly contested. All requests for investor lists made under this Agreement, and the furnishing of such lists, shall be kept strictly confidential by the parties hereto, except to the extent that disclosure of any such request or the furnishing of any such list is required by applicable law or regulation or by court order.

         14. Enforcement: The parties agree that each shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available at law or in equity. In the event either party must refer this agreement to an attorney for enforcement the prevailing party shall be entitled to all costs of enforcement, including attorneys' fees.

         15. Governing Law; Venue and Jurisdiction: This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflict of law thereof. The parties agree that the federal and state courts located within the Commonwealth of Massachusetts shall have exclusive jurisdiction over disputes arising hereunder, and the parties hereby consent to such venue and submit to the jurisdiction of such courts. If the federal courts have subject matter jurisdiction of a dispute arising hereunder, the parties agree to litigate such dispute in the federal courts.

         16. Captions: Captions and section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         17. Amendments: This Agreement may be amended, changed, modified, altered or terminated only by a written instrument or written instruments signed by all of the parties hereto.

         18. Severability: In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such Holding shall not invalidate or render unenforceable any other provision hereof.

         19. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound, has caused this Agreement to be duly executed on its behalf as of the date first above written.

                              Gramercy Park Investments LP


                              By: /s/ Bryan E. Gordon
                              -----------------------
                              Bryan E. Gordon
                              Managing Director


                              THE KRUPP CORPORATION


                              By: /s/ Laurence Gerber
                              -----------------------
                              Laurence Gerber
                              President

SCHEDULE I

Krupp Cash Plus Limited Partnership
Krupp Cash Plus-II Limited Partnership
Krupp Cash Plus-V Limited Partnership
Krupp Insured Plus Limited Partnership
Krupp Insured Plus-II Limited Partnership
Krupp Insured Plus-III Limited Partnership
Krupp Insured Mortgage Limited Partnership
Krupp Associates 1980-1
Krupp Realty Fund, LTD-III
Krupp Realty Limited Partnership-IV
Krupp Realty Limited Partnership-V
Krupp Realty Limited Partnership-VII
Krupp Institutional Mortgage Fund Limited Partnership

SCHEDULE II

Krupp Government Income Trust
Krupp Government Income Trust II

Exhibit A

AGREEMENT of ASSIGNMENT and TRANSFER
For Limited Partnership Interests in
DEAN WITTER REALTY YIELD PLUS, L.P.

Please make any corrections to name/mailing address in the space to the left.

I hereby tender to Madison Liquidity Investors VII, LLC, a Delaware limited liability company ("Madison"), the above- described limited partnership interests (the "Units") in Dean Witter Realty Yield Plus, L.P., a Delaware limited partnership (the "Partnership"), for $5.75 per Unit in cash (reduced by the amount of (i) any transfer fee payable to the Partnership in respect of the Units tendered hereby and (ii) any cash distributions made to me by the Partnership on or after October 3, 1996) in accordance with the terms and subject to the conditions of Madison's Offer to Purchase as Exhibit (a)(1) to
Schedule 14D-1 dated October 3, 1996 (the "Offer to Purchase") and this Agreement of Assignment and Transfer (which, together with the Offer to Purchase and any supplements or amendments, constitutes the "Offer"). I acknowledge that I have received the Offer to Purchase. The Offer will remain open until November 8, 1996, subject to sooner expiration upon reaching the maximum 43,658 accepted Units, and subject to extension or earlier termination at the discretion of Madison. It is understood that payment for the Units tendered hereby will be made by check mailed to me at the address above promptly after the date of the Partnership's confirmation that the transfer of the Units to Madison is effective, subject to Section 4 (Proration) and Section 5 (Withdrawal Rights) of the Offer to Purchase. The Offer is subject to Section 14 (Conditions of the Offer) of the Offer to Purchase.

Subject to, and effective upon, acceptance of this Agreement of Assignment and Transfer and payment for the Units tendered hereby in accordance with the terms and subject to the conditions of the Offer, I hereby sell, assign, transfer, convey and deliver (the "Transfer") to Madison, all of my right, title and interest in and to the Units tendered hereby and accepted for payment pursuant to the Offer and any and all non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after October 3, 1996, including, without limitation, to the extent that they exist, all rights in, and claims to, any Partnership profits and losses, cash distributions, voting rights and other benefits of any nature whatsoever distributable or allocable to the Units under the Partnership's limited partnership agreement (the "Partnership Agreement"), (i) unconditionally to the extent that the rights appurtenant to the Units may be transferred and conveyed without the consent of the general partner of the Partnership (the "General Partner"), and (ii) in the event that Madison elects to become a substituted limited partner of the Partnership, subject to the consent of the General Partner to the extent such consent may be required in order for Madison to become a substituted limited partner of the Partnership.

It is my intention that Madison, if it so elects, succeed to my interest as a Substitute Limited Partner, as defined in the Partnership Agreement, in my place with respect to the transferred Units. It is my understanding, and I hereby acknowledge and agree, that Madison shall be entitled to receive all distributions of cash or other property from the Partnership attributable to the transferred Units that are made on or after October 3, 1996, including, without limitation, all distributions of Distributable Cash Flow and Net Cash Proceeds, without regard to whether the cash or other property that is included in any such distribution was received by the Partnership before or after the Transfer and without regard to whether the applicable sale, financing, refinancing or other disposition took place before or after the Transfer. It is my further understanding, and I further acknowledge and agree, that the taxable income and taxable loss attributable to the transferred Units with respect to the taxable period in which the Transfer occurs shall be divided among and allocated between me and Madison as provided in the Partnership Agreement, or in accordance with such other lawful allocation methodology as may be agreed upon by the Partnership and Madison. I represent and warrant that I have the full right, power and authority to transfer the subject Units and to execute this Agreement of Assignment and Transfer and all other documents executed in connection herewith without the joinder of any other person or party, and if I am executing this Agreement of Assignment and Transfer or any other document in connection herewith on behalf of a business or other entity other than an individual person, I have the right, power and authority to execute such documents on behalf of such entity without the joinder of any other person or party.

Subject to Section 5 (Withdrawal Rights) of the Offer to Purchase, I hereby irrevocably constitute and appoint Madison as my true and lawful agent and attorney-in-fact with respect to the Units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (i) vote or act in such manner as any such attorney-in-fact shall, in its sole discretion, deem proper with respect to the Units; (ii) deliver the Units and transfer ownership of the Units on the Partnership's books maintained by the General Partner; (iii) endorse, on my behalf, any and all payments received by Madison from the Partnership that are made on or after October 3, 1996, which are made payable to me, in favor of Madison or any other payee Madison otherwise designates; (iv) execute a Loss and Indemnity Agreement relating to the Units on my behalf if I fail to include my original certificate(s) (if any) representing the Units with this Agreement; (v) execute on my behalf any applications for transfer and any distribution allocation agreements required by National Association of Securities Dealers Notice to Members 96-14 to give effect to the transactions contemplated by this Agreement;
(vi) receive all benefits and cash distributions and otherwise exercise all rights of beneficial ownership of the Units; and (vii) direct the General Partner to immediately change the address of record of the registered owner of the transferred Units to that of Madison, as my attorney-in-fact. Madison is further authorized, as part of its powers as my attorney-in-fact with respect to the Units, to commence any litigation that Madison, in its sole discretion, deems necessary to enforce any exercise of Madison's powers as my attorney-in-fact as set forth herein. Madison shall not be required to post bond of any nature in connection with this power of attorney. I hereby direct the Partnership and the General Partner to remit to Madison any distributions made by the Partnership with respect to the Units on or after October 3, 1996. To the extent that any distributions are made by the Partnership with respect to the Units on or after October 3, 1996, that are received by me, I agree to promptly pay over such distributions to Madison. I further agree to pay any costs incurred by Madison in connection with the enforcement of any of my obligations hereunder or my breach of any of the agreements, representations and warranties made by me herein.

I hereby direct the General Partner to immediately change my address of record as the registered owner of the Units to be transferred herein to that of Madison, conditional solely upon Madison's execution of this Agreement.

If legal title to the Units is held through an IRA or KEOGH or similar account, I understand that this Agreement must be signed by the custodian of such IRA or KEOGH account. Furthermore, I hereby authorize and direct the custodian of such IRA or KEOGH to confirm this Agreement.

I hereby represent and warrant to Madison that I (i) have received and reviewed the Offer to Purchase and (ii) own the Units and have full power and authority to validly sell, assign, transfer, convey and deliver to Madison the Units, and that effective when the Units are accepted for payment by Madison, I hereby convey to Madison, and Madison will hereby acquire good, marketable and unencumbered title thereto, free and clear of all options, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the Units will not be subject to any adverse claim. I further represent and warrant that I am a "United States person," as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

I hereby release and discharge the General Partner and its officers, shareholders, directors, employees and agents from all actions, causes of action, claims or demands I have, or may have, against the General Partner that result from the General Partner's reliance on this Agreement of Assignment and Transfer or any of the terms and conditions contained herein. I hereby indemnify and hold harmless the Partnership from and against all claims, demands, damages, losses, obligations and responsibilities arising, directly or indirectly, out of a breach of any one or more representations and warranties set forth herein.

All authority herein conferred or agreed to be conferred shall survive my death or incapacity and all of my obligations shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. In addition, I hereby agree not to offer, sell or accept any offer to purchase any or all of the Units to or from any third party while the Offer remains open. Upon request, I will execute and deliver any additional documents deemed by Madison to be necessary or desirable to complete the assignment, transfer and purchase of the Units.

I hereby certify, under penalties of perjury, that the statements in Box A, Box C, Box D and, if applicable, Box E below are true and correct.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. I waive any claim that any State or Federal court located in the State of Delaware is an inconvenient forum, and waive any right to trial by jury.

                        PLEASE COMPLETE ALL SHADED AREAS
                         SIGN HERE TO TENDER YOUR UNITS

                                      BOX A
   (See Instructions to Complete Agreement of Assignment and Transfer - Box A)


                                              All
Date:__________, 1996    ______________________________________________
                         (If you desire to sell less than all of your Units, strike "All" and indicate the number of Units to be sold)

__________________________________________________________________________
Your Social Security   Your Telephone Number  Signature of Co-Seller
or Taxpayer Identification Number             and Medallion Signature
                                              Guarantee (If applicable)

________________________________________________________________________
Your Signature and Medallion Signature Guarantee

__________________________________________________________________________
Custodian Signature and Medallion Signature Guarantee (Required if Units held in IRA/KEOGH)

Please note: A Medallion Signature Guarantee is similar to a notary, but is provided by your bank or brokerage house where you have an account.


                                      BOX B
                          MEDALLION SIGNATURE GUARANTEE
                           (Required for all Sellers)
   (See Instructions to Complete Agreement of Assignment and Transfer - Box B)


Name and Address of Bank or Brokerage House:

Authorized Signature of Bank
or Brokerage House Representative:            Title:

Name:                                             Date:              , 199

Please note: A Medallion Signature Guarantee is similar to a notary, but is provided by your bank or brokerage house where you have an account.

                                      BOX C
                               SUBSTITUTE FORM W-9
   (See Instructions to Complete Agreement of Assignment and Transfer - Box C)


The person signing this Agreement hereby certifies the following to the Purchaser under penalties of perjury:

(i) The TIN set forth in the signature box in Box A of this Agreement of Assignment and Transfer is the correct TIN of the Unitholder, or if this box [ ] is checked, the Unitholder has applied for a TIN. If the Unitholder has applied for a TIN, a TIN has not been issued to the Unitholder, and either: (a) the Unitholder has mailed or delivered an application to receive a TIN to the appropriate IRS Center or Social Security Administration Office, or (b) the Unitholder intends to mail or deliver an application in the near future (it being understood that if the Unitholder does not provide a TIN to the Purchaser within sixty (60) days, 31% of all reportable payments made to the Unitholder thereafter will be withheld until a TIN is provided to the Purchaser); and

(ii) Unless this box [ ] is checked, the Unitholder is not subject to backup withholding either because the Unitholder: (a) is exempt from backup withholding, (b) has not been notified by the IRS that the Unitholder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) has been notified by the IRS that such Unitholder is no longer subject to backup withholding.

Note: Place an "X" in the box in (ii) if you are unable to certify that the Unitholder is not subject to backup withholding.


                                      BOX D
                                FIRPTA AFFIDAVIT
   (See Instructions to Complete Agreement of Assignment and Transfer - Box D)


Under Section 1445(e)(5) of the Internal Revenue Code and Treas. Reg. 1.1445-11T(d), a transferee must withhold tax equal to 10% of the amount realized with respect to certain transfers of an interest in a partnership if 50% or more of the value of its gross assets consists of U.S. real property interests and 90% or more of the value of its gross assets consists of U.S. real property interests plus cash equivalents, and the holder of the partnership interest is a foreign person. To inform the Purchaser that no withholding is required with respect to the Unitholder s interest in the Partnership, the person signing this Agreement of Assignment and Transfer hereby certifies the following under penalties of perjury: (i) Unless this box [ ] is checked, the Unitholder, if an individual, is a U.S. citizen or a resident alien for purposes of U.S. income taxation, and if other than an individual, is not a foreign corporation, foreign partnership, foreign estate or foreign trust (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); (ii) the Unitholder s U.S. social security number (for individuals) or employer identification number (for non-individuals) is correctly printed in the signature box in Box A of this Agreement of Assignment and Transfer; and (iii) the Unitholder s home address (for individuals) or office address (for non-individuals), is correctly printed (or corrected) on the top of this Agreement of Assignment and Transfer. If a corporation, the jurisdiction of incorporation is ________________________.

The person signing this Agreement of Assignment and Transfer understands that this certification may be disclosed to the IRS by the Purchaser and that any false statements contained herein could be punished by fine, imprisonment, or both.


                                      BOX E
                               SUBSTITUTE FORM W-8
   (See Instructions to Complete Agreement of Assignment and Transfer - Box E)

By checking this box [ ], the person signing this Agreement of Assignment and Transfer hereby certifies under penalties of perjury that the Unitholder is an "exempt foreign person" for purposes of the backup withholding rules under the U.S. federal income tax laws, because the Unitholder:

(i) Is a nonresident alien individual or a foreign corporation, partnership, estate or trust;

(ii) If an individual, has not been and plans not to be present in the U.S. for a total of 183 days or more during the calendar year; and

(iii) Neither engages, nor plans to engage, in a U.S. trade or business that has effectively connected gains from transactions with a broker.


AGREED TO AND ACCEPTED:
Madison Liquidity Investors VII, LLC


By:_________________________________